Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 275 to the Registration Statement of Guggenheim Funds Trust (Form N-1A; File No. 002-19458) of our report dated November 26, 2019 on the financial statements and financial highlights of Guggenheim SMid Cap Value Fund (one of the series constituting Guggenheim Funds Trust) included in the Annual Report to shareholders for the year ended September 30, 2019.

/s/Ernst & Young LLP

Tysons, Virginia
December 27, 2019